Exhibit 10.33

Privileged & Confidential

ACCRETIVE HEALTH, INC.

401 N. Michigan Avenue

Suite 2700

Chicago, Illinois 60611

August 6, 2014

Peter P. Csapo, CPA

Re:	Offer Letter

Dear Peter:

Following our recent conversations, I would be delighted to have you join our team at Accretive Health, Inc. (the “Company”). As such, I am pleased to offer you this letter of agreement (this “Agreement”), which sets forth all of the terms and conditions of your employment with the Company.

1.	At-Will Employment. Your employment with the Company under this Agreement will commence on August 12, 2014 and will continue for an indefinite term. Your employment with the Company will be “at-will,” and will be terminable by you or the Company at any time and for any reason (or no reason), subject to the terms and conditions hereof.

2.	Title and Reporting. During the term of your employment with the Company, you will serve as the Chief Financial Officer of the Company and you will report directly to the Chief Executive Officer of the Company.

3.	Duties and Responsibilities. You will have the duties and responsibilities that are normally associated with the position described above and such additional executive responsibilities as may be prescribed by the Chief Executive Officer of the Company or the Board of Directors of the Company (the “Board”) from time to time that are not materially inconsistent with your position. During your period of employment, you will devote substantially all of your business time, energy and efforts to your obligations hereunder and to the affairs of the Company; provided that the foregoing will not prevent you from (i) with prior written approval of the Board, serving on the boards of directors (and board committees) of non-profit organizations and other for profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, (iii) managing your passive personal investments, and (iv) engaging in the outside activities listed on Exhibit A hereto, in each case, so long as such activities, individually or in the aggregate, do not materially interfere with your duties hereunder or create a potential business or fiduciary conflict.

4.	Base Salary. You will receive a base salary at a rate of $470,000 per annum, which will be paid in equal installments in accordance with the Company’s normal payroll practices as in effect from time to time. Your base salary will be subject to review each year for possible increase (but not decrease) by the Board in its sole discretion. The base salary as determined herein from time to time will constitute “Base Salary” for purposes of this Agreement.

5.	Annual Bonus. You will be eligible to receive a discretionary annual cash incentive award in respect of each calendar year that ends during the period of your employment with the Company based on the achievement of performance goals established by the Board (or its Compensation Committee). The target amount of any such award will be at least 80% of the Base Salary (the “Target Bonus”) earned by you for the calendar year in question (prorated for any partial year); provided, however, that the actual amount (if any) of any such award to be paid for any calendar year (which amount may be less, or more, than the target amount) will be determined in the sole discretion of the Board (or its Compensation Committee), and any such amount so determined will be paid to you in the calendar year following the calendar year to which such award relates at the same time annual cash incentive awards are paid to other senior executives of the Company. The Company generally targets payment of annual cash incentive awards on or about March 15th of the calendar year following the calendar year for which such awards are earned.

6.	Sign-On Equity Awards. Contemporaneously with your commencement of employment with the Company, you will be granted the following Company equity awards:

(a)	An employment inducement, nonstatutory stock option to purchase 300,000 shares of the Company’s common stock to be subject to such terms and conditions as are set forth in a nonstatutory stock option agreement substantially in the form attached hereto as Exhibit B.

(b)	An employment inducement award of 200,000 restricted shares of the Company’s common stock to be subject to such terms and conditions as are set forth in a restricted stock award agreement substantially in the form attached hereto as Exhibit C.

7.	Employee Benefits.

(a)	You will be entitled to participate in the employee and fringe benefit plans and programs (including, without limitation, health, retirement and vacation programs) of the Company in effect during your employment that are generally available to the senior management of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and programs.

(b)

In addition, you will be entitled to relocation benefits commensurate with your position, in accordance with the Company’s relocation program as in effect from time to time. For the first fourteen (14) months of your employment with the Company, the Company will pay or reimburse you for the cost of your reasonable commuting expenses for your travel to and from the Chicago, Illinois metropolitan area, and for your reasonable lodging expenses in the Chicago,

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Illinois metropolitan area, in each case in accordance with the Company’s travel expense reimbursement policies then in effect. All amounts payable under this Section 7(b) will be paid or reimbursed only during the period of your employment with the Company, and will be subject to your presentation of reasonable substantiation and documentation as the Company may specify from time to time and to the procedures set forth in the Company’s relocation and expense reimbursement policies and programs as in effect at the time the expenses are incurred.

(c)	The Company will reimburse you up to a maximum of $15,000 for legal fees actually incurred in connection with the preparation and review of this Agreement. Such reimbursement shall be made in accordance with the Company’s normal business reimbursement policies upon presentation of proper documentation, but not later than December 31 of the year following the year in which the expense was incurred.

8.	Termination.

(a)	Your employment with the Company and its subsidiaries will terminate (i) upon your written notice to the Company of a termination for Good Reason, (ii) upon your thirty (30) days’ prior written notice to the Company of your voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date), (iii) immediately upon your death or upon written notice by the Company to you of a termination of employment for Cause or without Cause (other than for death or “Disability” (as defined in Section 8(b)(ii) hereof)), or (iv) upon ten (10) days’ prior written notice by the Company to you of your termination of employment due to Disability.

(b)	For purposes of this Agreement:

(i)

“Cause” means: (A) your conviction of, or plea of guilty or nolo contendere to, a felony; (B) in carrying out your duties hereunder, your engaging in conduct that constitutes gross neglect or willful misconduct and that, in either case, results in material economic or reputational harm to the Company; (C) your willful breach of any provision of this Agreement or any applicable non-disclosure, non-competition, non-solicitation or other similar restrictive covenant obligation owed to the Company, and such breach results in material economic or reputational harm to the Company; (D) your repeated refusal, or failure to undertake good faith efforts, to perform your material duties and responsibilities hereunder for the Company; or (E) your engaging in willful misconduct resulting in or intended to result in direct personal gain to you at the Company’s expense; provided that the events described in clauses (B), (C), (D) and (E) above shall constitute Cause only if you fail to cure such event within thirty (30) days after receipt from the Company of written notice of the event which constitutes Cause. The Company must provide you with a written notice detailing the specific circumstances alleged to

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constitute Cause within ninety (90) days after the first occurrence of such circumstances, and actually terminate employment within thirty (30) days following the expiration of your thirty (30)-day cure period described above. Otherwise, the Company will be deemed to have irrevocably waived any claim of such circumstances as “Cause.”

(ii)	“Disability” means you have been unable, with or without reasonable accommodation and due to physical or mental incapacity, to substantially perform your duties and responsibilities hereunder for a period of one hundred eighty (180) days in any three hundred, sixty-five (365)-day period.

(iii)	“Good Reason” means the occurrence of any of the following events, without your express written consent, unless such events are fully corrected in all material respects by the Company within thirty (30) days following your written notice to the Company: (A) material diminution in your title, powers, functions, duties, authorities or responsibilities, including, without limitation, any change to the Company’s reporting structure that would require you to report directly to someone other than the Chief Executive Officer or the Board (other than temporarily while physically or mentally incapacitated or as required by applicable law); (B) reduction of your Base Salary or Target Bonus opportunity; (C) any relocation of your principal office, or principal place of employment, to a location that is more than forty (40) miles from its location in Chicago, Illinois, as of the date hereof; or (D) any material breach by the Company of its material obligations hereunder. You must provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances, and actually terminate employment within thirty (30) days following the expiration of the Company’s thirty (30)-day cure period described above. Otherwise, you will be deemed to have irrevocably waived any claim of such circumstances as “Good Reason.”

9.	Severance.

(a)

In the event of your termination of employment from the Company by reason of your death, Disability, voluntary resignation without Good Reason or by the Company for Cause, you will be entitled to receive (i) any unpaid Base Salary through the date of termination, (ii) except in the case of your termination by the Company for Cause or due to your voluntary resignation without Good Reason, if your annual bonus with respect to the fiscal year preceding the date of termination has not been paid prior to such termination, an amount equal to the product of (x) your Target Bonus for such fiscal year multiplied by (y) the percentage of the aggregate target bonus on a company wide basis for such fiscal year (i.e. the payout percentage) that is approved by the Board for aggregate bonus payments with respect to such fiscal year (the product of (x) and (y) above for any fiscal year shall be referred to herein as your “Adjusted Target Bonus”) for such fiscal

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year), such amount to be payable at the same time as any bonus awarded to you for such fiscal year would have otherwise been paid had you not undergone a termination of employment, (iii) except in the case of your termination by the Company for Cause or due to your voluntary resignation without Good Reason, a pro-rata portion of your Adjusted Target Bonus for the fiscal year in which your termination occurs based on actual results for such year (determined by multiplying the amount of such Adjusted Target Bonus by a fraction, the numerator of which is the number of days during the calendar year of termination that you are employed by the Company and the denominator of which is 365), payable at the same time as it would have been paid had you not undergone a termination of employment, (iv) reimbursement in accordance with applicable Company policy for any unreimbursed business expenses incurred through the date of termination, (v) any accrued but unused vacation time in accordance with Company policy, and (vi) all other payments, benefits or fringe benefits to which you are entitled under the terms of any applicable compensation or equity arrangement or employee benefit plan or program of the Company (collectively, Sections 9(a)(i) through 9(a)(vi) hereof will be hereafter referred to as the “Accrued Benefits”).

(b)	In the event of your termination of employment from the Company by you for Good Reason or by the Company without Cause, the Company will pay or provide you with the following severance benefits:

(i)	the Accrued Benefits;

(ii)	subject to your continued compliance with all of your post-termination obligations to the Company and subject to Section 9(d) below, an amount equal to twelve (12) times your monthly Base Salary rate, paid in substantially equal monthly installments for a period of twelve (12) months following such termination; and

(iii)

subject to (A) your timely election of, continued eligibility for, continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (B) your continued copayment of premiums at the same level and cost to you as if you were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), and (C) your continued compliance with all of your post-termination obligations to the Company, continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers you (and your eligible dependents) for a period of twelve (12) months following such termination at the Company’s expense; provided that the Company will report to the appropriate tax authorities taxable income to you equal to the portion of the deemed cost of such participation (based on applicable COBRA rates) not paid by you; and provided, further, that in the event that you obtain other employment that offers group health benefits, such continuation of coverage by the

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Company will immediately cease. Notwithstanding the foregoing, in the event that providing the foregoing coverage would result in the imposition on you of additional taxes under Section 105(h) of Internal Revenue Code, or the imposition of excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable), you and the Company hereby agree to negotiate in good faith to modify the foregoing provision in such manner as to avoid the imposition of such additional taxes or excise taxes while also maintaining, to the maximum extent reasonably possible, the original intent and economic benefits to you and the Company under this Section 9(b)(iii).

(c)	Payment of all amounts described in this Section 9 beyond the Accrued Benefits (other than the amount described in Section 9(a)(iv) hereof) (the “Severance Payments”) will only be payable if you deliver to the Company and do not revoke a general release of claims in favor of the Company and its affiliates substantially in the form of the release attached hereto as Exhibit D. Such release will be provided to you within seven (7) days of your termination of employment and must be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. To the extent that payment of any amount of the Severance Payments constitutes “nonqualified deferred compensation” for purposes of “Code Section 409A” (as defined in Section 15 hereof), any such payment scheduled to occur during the first sixty (60) days following the termination of employment will not be paid until the sixtieth (60th) day following such termination of employment and will include payment of any amount that was otherwise scheduled to be paid prior thereto. Payment of the Accrued Benefits shall be made in a timely manner consistent with state law, regardless of whether you deliver a general release of claims.

(d)	In no event will you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement; provided, however, that to the extent that you secure subsequent employment (excluding any self-employment) at any time during the twelve month period immediately subsequent to the termination of your employment with the Company (any such employment, “Subsequent Employment”), then (i) you shall provide the Company with written notice of such Subsequent Employment within fifteen (15) days of securing such Subsequent Employment and (ii) the amount of any Severance Payments otherwise due hereunder shall be decreased by an amount equal to the aggregate amount of all cash compensation received from such Subsequent Employment during such twelve month period. In addition, subject to the provisions of Section 15(e) hereof and the limitations of applicable wage laws, the Company’s obligation to make the Severance Payments provided for herein will be subject to set-off, counterclaim or recoupment of any amounts owed by you to the Company or its affiliates under this Agreement or otherwise.

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10.	Proprietary Interests Protection Agreement. As a condition to your employment, you will execute the Company’s standard Proprietary Interests Protection Agreement substantially in the form attached hereto as Exhibit E.

11.	No Assignments. This Agreement is personal to each of the parties hereto. Except as provided herein, no party may assign or delegate any right or obligation hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company will require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” will mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

12.	Withholding Taxes. The Company shall withhold from any and all amounts payable to you hereunder such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

13.	Governing Law. The terms of this Agreement and your employment with the Company will be governed by the laws of the State of Illinois, without giving effect to the conflicts of laws principles thereof.

14.	Indemnification and Liability Insurance. The Company will provide you with indemnification protection and directors’ and officers’ liability insurance coverage to the same extent as the Company covers its other officers and directors. These obligations will survive the termination of your employment with the Company. In addition to the foregoing, contemporaneously with your commencement of employment with the Company, you and the Company will sign the Company’s standard form of indemnification agreement substantially in the form attached hereto as Exhibit F.

15.	Section 409A Compliance.

(a)	The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification will be made in good faith and will, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or for damages for failing to comply with Code Section 409A.

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(b)	A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit that is considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms will mean “separation from service.” If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit will be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of your “separation from service,” and (B) the date of your death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this section will be paid or reimbursed to you in a lump sum and all remaining payments and benefits due under this Agreement (if any) will be paid or provided in accordance with the normal payment dates specified for them herein.

(c)	With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments will be made on or before the last day of your taxable year following the taxable year in which the expense occurred.

(d)	For purposes of Code Section 409A, your right to receive any installment payments pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period will be within the sole discretion of the Company.

(e)	Notwithstanding any other provision of this Agreement to the contrary, in no event will any payment that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

16.	Entire Agreement; Amendment. This Agreement and the exhibits hereto constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersede any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by you and the Company.

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This Agreement is intended to be a binding obligation on you and the Company regarding your employment with the Company. If this Agreement accurately reflects your understanding as to the terms and conditions of your employment with the Company, please sign and date one copy of this Agreement and return the same to us for the Company’s records. You should make a copy of the executed Agreement for your records.

Peter, on behalf of the Company, we are pleased to offer you this role and the compensation package set forth in this Agreement.

Very truly yours,

/s/ Emad Rizk
Emad Rizk, M.D.
Chief Executive Officer

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of my employment with the Company, and I hereby confirm my agreement to the same.

Dated: August 6, 2014	/s/ Peter P. Csapo
Peter P. Csapo, CPA

Signature Page - Peter P. Csapo Offer Letter Agreement

EXHIBIT A

PERMITTED OUTSIDE ACTIVITIES

PERMITTED OUTSIDE ACTIVITIES

Advisor to Rainmaker Technologies Inc.

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EXHIBIT B

NONSTATUTORY STOCK OPTION AWARD AGREEMENT

Accretive Health, Inc.

Nonstatutory Stock Option Award Agreement

GENERAL TERMS AND CONDITIONS

This Nonstatutory Stock Option Award is granted to the Participant on a stand-alone basis, outside the Accretive Health, Inc. 2010 Stock Incentive Plan (the “Plan”), as a material inducement for the Participant to accept the position of Chief Financial Officer of the Company and enter into the Offer Letter Agreement with the Company dated August     , 2014 (the “Offer Letter Agreement”). Notwithstanding the foregoing, it is intended that all of the terms and conditions of the Plan that would otherwise have been applicable to this Nonstatutory Stock Option Award had this Nonstatutory Stock Option Award been granted under the Plan (except as otherwise expressly provided herein) be applicable to this Nonstatutory Stock Option Award, and accordingly, references to the Plan are made herein for such purpose and those terms are incorporated herein by reference. The Plan is attached as Exhibit 10.23 to Amendment No. 4 to the Company’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on April 26, 2010.

For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1.	Grant of Option.

This Nonstatutory Stock Option Award Agreement (this “Agreement”) evidences the grant by the Company, on August     , 2014 (the “Grant Date”), to the Participant, an employee of the Company, of an option to purchase, in whole or in part, on the terms provided herein and in the Plan, 300,000 shares (the “Shares”) of common stock, $0.01 par value per share, of the Company (“Common Stock”) at an exercise price of $        1 (the “Exercise Price”). Unless earlier terminated, this option shall expire at 5:00 p.m., Eastern time, on the tenth anniversary of the Grant Date (the “Final Exercise Date”).

It is intended that the option evidenced by this agreement shall not be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”). Except as otherwise indicated by the context, the term “Participant”, as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2.	Vesting Schedule.

(a) General. Except as provided in Sections 2(b) and 2(c) hereof, so long as the Participant is employed by the Company, this option shall become vested, and exercisable, in four (4) equal annual installments on each of the first, second, third and fourth anniversaries of the Grant Date with respect to the shares of Common Stock issuable hereunder, and thus shall become fully vested and exercisable as to all such Shares no later than the fourth anniversary of

[1]	To be the closing price of a share of Common Stock on the Grant Date.

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the Grant Date, subject to the Participant’s continued employment with the Company on each applicable vesting date. The right of exercise hereunder shall be cumulative so that to the extent that the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date and the termination of this option under Section 3 hereof or the Plan. Any fractional shares resulting from the application of the vesting provisions contained in this Section 2 shall be rounded down to the nearest whole number of shares.

(b) Termination Without Cause or For Good Reason. Notwithstanding the provisions of Section 2(a) hereof, in the event of the Participant’s termination of employment by the Company without “Cause” or by the Participant for “Good Reason” (each, as defined in the Offer Letter Agreement), a pro rata portion of the unvested portion of this option outstanding at the time of such termination that would have become vested and exercisable on the anniversary of the Grant Date immediately following the date of such termination had such termination not occurred shall become vested and exercisable as of the date of such termination, determined by multiplying the number of shares of Common Stock underlying this option that would have become vested and exercisable on the anniversary of the Grant Date immediately following the date of such termination had such termination not occurred, by a fraction, the numerator of which is the number of days in which the Participant was employed by the Company for the period beginning on the anniversary of the Grant Date immediately preceding the date of such termination (or the Grant Date, if such termination occurs prior to the first anniversary of the Grant Date) and ending on the date of such termination, and the denominator of which is 365. Following the date of such termination, the vested portion of this option shall remain exercisable in accordance with the otherwise applicable provisions hereof.

(c) Change in Control. Notwithstanding the provisions of Sections 2(a) and 2(b) hereof, in the event of the Participant’s termination of employment by the Company without Cause or by the Participant for Good Reason, in either case, upon or within the ninety (90) days immediately preceding, or within one year following, the occurrence of a “Change in Control” (as defined below), any unvested portion of this option outstanding at the time of such termination shall become vested and exercisable as of the date of such termination (or, if later, immediately preceding such Change in Control), and shall remain exercisable in accordance with the otherwise applicable provisions hereof. Notwithstanding the foregoing, in the event of a Reorganization Event pursuant to which this option is to be terminated, all of the unvested portion of this option will become vested and exercisable upon written notice to the Participant no less than ten (10) days before such Reorganization Event.

For purposes hereof, the term “Change in Control” means: (i) any “person”, as such term is used as of the Grant Date in Section 13(d) of the Securities Exchange Act of 1934, as amended, or group of persons, becomes (directly or indirectly) a “beneficial owner”, as such term is used as of the Grant Date in Rule 13d-3 promulgated under that Securities Exchange Act of 1934, as amended, of a percentage of the outstanding voting securities of the Company (measured either by number of outstanding voting securities or by voting power) equal to at least fifty percent (50%) of the outstanding voting securities of the Company; (ii) a majority of the members of the Board of Directors of the Company consists of individuals other than “Incumbent Directors,” which term means the members of such Board of Directors on the Grant

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Date; provided that any individual becoming a director subsequent to such date whose election or nomination for election was supported (other than in connection with any actual or threatened proxy contest) by two-thirds of the directors who then comprised the Incumbent Directors will be considered to be an Incumbent Director; or (iii) (A) the Company combines with another entity and is the surviving entity, or (B) all or substantially all of the assets or business of the Company is disposed of pursuant to a sale, merger, consolidation, liquidation, dissolution or other transaction or series of transactions (collectively, a “Triggering Event”), unless the holders of the Company’s outstanding voting securities immediately prior to such Triggering Event own, directly or indirectly, by reason of their ownership of the Company’s outstanding voting securities immediately prior to such Triggering Event, more than fifty percent (50%) of the outstanding voting securities (measured both by number of outstanding voting securities and by voting power) of (x) in the case of a combination in which the Company is the surviving entity, the surviving entity, and (y) in any other case, the entity (if any) that succeeds to substantially all of the Company’s business and assets.

3.	Exercise of Option.

(a) Form of Exercise. Each election to exercise this option shall be in writing, signed by the Participant, and received by the Company at its principal office, accompanied by this agreement, and payment in full in the manner provided in the Plan. Alternatively, the exercise can be effected using the software solution provided by the Company’s option management software vendor, with payment in full in the manner provided in the Plan. The Participant may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share. No Shares will be issued until the Participant has executed any and all agreements that the Company may require the Participant to execute in connection with such exercise and/or in connection with any transactions involving the Shares (for example, not by limitation, lock-up agreements and FINRA questionnaires).

(b) Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, this option may not be exercised unless the Participant, at the time he exercises this option, is, and has been at all times since the Grant Date, an employee or officer of or consultant or advisor to, the Company or any other entity the employees, officers, directors, consultants, or advisors of which are eligible to receive option grants under the Plan (an “Eligible Participant”).

(c) Termination of Relationship with the Company. If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraph (d) below, the right to exercise this option shall terminate ninety (90) days after such cessation, or one (1) year in the case of a cessation due to the Participant’s death or Disability (as such term is defined in the Offer Letter Agreement), but in no event after the Final Exercise Date, provided that this option shall be exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation except as otherwise set forth in Section 2(c) above. Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company, including the provisions of Section 6 of this Agreement, the right to exercise this option shall terminate immediately upon such violation.

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(d) Termination for Cause. If, prior to the Final Exercise Date, the Participant’s employment or other relationship with the Company is terminated by the Company for “Cause” (as defined in the Offer Letter Agreement), the right to exercise this option shall terminate immediately upon the effective date of such termination of employment or other relationship. The Participant’s employment or other relationship shall be considered to have been terminated for “Cause” if the Company determines, within thirty (30) days after the Participant’s resignation, that termination for Cause was warranted. In the event that the Participant is terminated for Cause, the Company shall be entitled to pursue the remedies set forth in Section 6(h) of this Agreement.

4.	Withholding.

No Shares will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option.

5.	Transfer Restrictions.

This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant.

6.	Restrictive Covenants.

(a) General. This option represents a substantial economic benefit to the Participant. The Participant, by virtue of such Participant’s role with the Company, has access to, and is involved in the formulation of, certain confidential and secret information of the Company regarding its operations and each Participant could materially harm the business of the Company by competing with the Company or soliciting employees or customers of the Company.

(b) Non -Solicitation. During the time in which Participant performs services for the Company and for a period of twelve (12) months after the Participant ceases to perform services for the Company, regardless of the reason, Participant shall not, directly or indirectly, either alone or in conjunction with any person, firm, association, company or corporation:

(i) Hire, recruit, solicit or otherwise attempt to engage or retain in any business relationship any person who is or was an employee of the Company within the twelve (12)-month period immediately preceding the cessation of Participant’s service with the Company; or

(ii) Solicit the sale of any products or services that are similar to or competitive with products or services offered by, manufactured by, designed by, or distributed by the Company, to any person, company or entity which was or is a customer or potential customer of the Company for such products or services.

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(c) Non-Disclosure.

(i) Participant will not, without the Company’s prior written permission, for any purpose other than for a legitimate business purpose solely on behalf of the Company, directly or indirectly utilize or disclose to anyone outside of the Company, either during or after Participant’s relationship with the Company ends, the Company’s Confidential Information, as long as such matters remain Confidential Information.

(ii) This Agreement shall not prevent Participant from revealing evidence of criminal wrongdoing to law enforcement or prohibit Participant from divulging the Company’s Confidential Information by order of a court or agency of competent jurisdiction. However, Participant shall promptly inform the Company of any such situations and shall take such reasonable steps to prevent disclosure of the Company’s Confidential Information until the Company has been informed of such requested disclosure and the Company has had an opportunity to respond to the court or agency.

(d) Return of Company Property. Participant agrees that, in the event that Participant’s service to the Company is terminated for any reason, Participant shall immediately return all of the Company’s property, including, without limitation, (i) tools, pagers, computers, printers, key cards, documents or other tangible property of the Company, and (ii) the Company’s Confidential Information in any media, including paper or electronic form, and Participant shall not retain in Participant’s possession any copies of such information.

(e) Ownership of Software and Inventions. All discoveries, designs, improvements, ideas, inventions, software, whether patentable or copyrightable or not, shall be works-made-for-hire and the Company shall be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, with the rights to use the same in perpetuity in any manner the Company determines in its sole discretion without any further payment after the term of the agreement to Participant whatsoever. If, for any reason, any of such results and proceeds which relate to the business shall not legally be a work-for-hire and/or there are any rights which do not accrue to the Company under the preceding sentence, then Participant hereby irrevocably assigns and agrees to quitclaim any and all of the Participant’s right, title and interest thereto including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed to the Company, and the Company shall have the right to use the same in perpetuity throughout the universe in any manner the Company determines without any further payment to Participant whatsoever. The Participant shall, from time to time, as may be reasonably requested by the Company, at the Company’s expense, do any and all things which the Company may deem useful or desirable to establish or document the Company’s exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent

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Participant has any rights in the results and proceeds of Participant’s services that cannot be assigned in the manner described above, Participant unconditionally and irrevocably waives the enforcement of such rights. Notwithstanding anything to the contrary set forth herein, works developed by the Participant (i) which are developed independently from the work developed for the Company regardless of whether such work was developed before or after the Participant performed services for the Company; or (ii) applications independently developed which are unrelated to the business and which Participant develops during non-business hours using non-business property shall not be deemed work for hire and shall not be the exclusive property of the Company.

(f) Non-Competition.

(i) During the time in which Participant performs services for the Company and for a period of twelve (12) months after the cessation of Participant’s service to the Company, regardless of the reason, Participant shall not, directly or indirectly, either alone or in conjunction with any person, firm, association, company or corporation, within the Restricted Area, own, manage, operate, or participate in the ownership, management, operation, or control of, or be employed by or provide services to, a “Competing Business”. For the purposes of this Agreement, the term “Competing Business” shall mean any entity or business: (1) engaged in the business of offering finance-related services to health care systems and hospitals, including, but not limited to, the collection of medical debt, hospital billings and revenue management; or (2) engaged in any other business or activity in which the Company is engaged during the term of the Participant’s employment.

(ii) Notwithstanding anything to the contrary, nothing in this paragraph (f) prohibits Participant from being a passive owner of not more than one percent (1%) of the outstanding stock of any class of a corporation which is publicly traded, so long as Participant has no active participation in the business of such corporation.

(g) Acknowledgments. The Participant acknowledges and agrees that the restrictions contained in this Agreement with respect to time, geographical area and scope of activity are reasonable and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company and that the Participant has had the opportunity to review the provisions of this Agreement with his legal counsel.

(h) Enforcement. The Participant agrees that the restrictions contained in this Agreement are necessary for the protection of the business, the Confidential Information, customer relationships and goodwill of the Company and are considered by the Participant to be reasonable for that purpose and that the scope of restricted activities, the geographic scope and the duration of the restrictions set forth in this Agreement are considered by the Participant to be reasonable. The Participant further agrees that any breach of any of the restrictive covenants in this Agreement would cause the Company substantial, continuing and irrevocable harm for which money damages would be inadequate and therefore, in the event of any such breach, or threatened breach in addition to such other remedies as may be available, the Company shall be entitled to seek specific performance and injunctive relief. This Agreement shall not in any way limit the remedies in law or equity otherwise available to the Company or its Affiliates. The

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Participant further agrees that to the extent any provision or portion of the restrictive covenants in this Agreement shall be held, found or deemed to be unreasonable, unlawful or unenforceable by a court of competent jurisdiction, then any such provision or portion thereof shall be deemed to be modified to the extent necessary in order that any such provision or portion thereof shall be legally enforceable to the fullest extent permitted by applicable law. Without limitation to any other remedies available hereunder or at law, in the event of any breach of any of the restrictive covenants in this Agreement by the Participant, the Participant agrees that any Shares purchased by the Participant pursuant to this Agreement within two (2) years of such breach (or, solely with respect to a breach of Section 6(c) hereof, any Shares purchased pursuant to this Agreement whatsoever) shall be subject to repurchase by the Company, in its sole discretion, at a price equal to the lesser of the Exercise Price and the fair market value (calculated using the last reported sale price of the common stock of the Company on the New York Stock Exchange (or if not then traded on such exchange, on the principal national securities exchange in the United States on which it is then traded) on the trading date immediately prior to such vesting date) of the Shares at the time of repurchase. In the event that the Participant sold any Shares purchased by the Participant that are subject to repurchase pursuant to the preceding sentence, then the Participant shall be required to pay to the Company in cash, within thirty (30) days of a request by the Company for such payment, the positive difference, if any, between the price at which the Participant sold the Shares and the amount at which the Company could have repurchased the Shares pursuant to the preceding sentence.

(i) Severability; Modification. It is expressly agreed by Participant that:

(i) Modification. If, at the time of enforcement of this Agreement, a court holds that the duration, geographical area or scope of activity restrictions stated herein are unreasonable under circumstances then existing or impose a greater restraint than is necessary to protect the goodwill and other business interests of the Company, Participant agrees that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law, in all cases giving effect to the intent of the parties that the restrictions contained herein be given effect to the broadest extent possible.

(ii) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law, such invalidity, illegality or unenforceability will not affect any other provision, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

(iii) Mutual Non-Disparagement. Participant understands and agrees that Participant will not disparage the Company, its officers, directors, administrators, representatives, employees, contractors, consultants or customers and will not engage in any communications or other conduct which might interfere with the relationship between the Company and its current, former, or prospective employees, contractors, consultants, customers, suppliers, regulatory

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entities, and/or any other persons or entities. The Company understands and agrees that it will cause its officers, directors, administrators, representatives, employees, contractors or consultants to not disparage Participant, and to not engage in any communications or other conduct which might interfere with the relationship between Participant and his current, former, or prospective employers or employees, contractors, consultants, customers, suppliers, regulatory entities, and/or any other persons or entities.

(j) Definitions.

(i) Affiliate. “Affiliate” means any entity controlling or controlled by or under common control with the Company or another Affiliate, at the time of execution of this Agreement and any time thereafter, where “control” is defined as the ownership of at least fifty percent (50%) of the equity or beneficial interest of such entity, and any other entity with respect to which the Company has significant management or operational responsibility (even though the Company may own less than fifty percent (50%) of the equity of such entity).

(ii) Confidential Information. “Confidential Information” as used in this Agreement shall include the Company’s trade secrets as defined under Illinois law, as well as any other information or material which is not generally known to the public, and which:

a) is generated, collected by or utilized in the operations of the Company’s business and relates to the actual or anticipated business, research or development of the Company; or

b) is suggested by or results from any task assigned to Participant by the Company or work performed by Participant for or on behalf of the Company.

Confidential Information shall not be considered generally known to the public if Participant or others improperly reveal such information to the public without the Company’s express written consent and/or in violation of an obligation of confidentiality to the Company. Examples of Confidential Information include, but are not limited to, all customer, client, supplier and vendor lists, budget information, contents of any database, contracts, product designs, technical know-how, engineering data, pricing and cost information, research and development work, software, business plans, proprietary data, projections, market research, perceptual studies, strategic plans, marketing information, financial information (including financial statements), sales information, training manuals, employee lists and compensation of employees, and all other competitively sensitive information with respect to the Company, whether or not it is in tangible form, and including without limitation any of the foregoing contained or described on paper or in computer software or other storage devices, as the same may exist from time to time.

(iii) Restricted Area. For purposes of this Agreement, the term “Restricted Area” shall mean the United States of America.

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7.	Applicable Law.

This Agreement shall be construed, interpreted and enforced, and its validity and enforceability determined, strictly in accordance with the laws of the State of Delaware without applying its conflicts of laws principles.

8.	Exclusive Jurisdiction/Venue.

All disputes that arise from or relate to this Agreement shall be decided exclusively by binding arbitration in Cook County, Illinois under the Commercial Arbitration Rules of the American Arbitration Association. The Company shall pay all administrative fees, and the fees and expenses of the arbitrator. The parties agree that the arbitrator’s award shall be final, and may be filed with and enforced as a final judgment by any court of competent jurisdiction. Notwithstanding the foregoing, any disputes related to the enforcement of the restrictive covenants contained in Section 6 of this Agreement shall be subject to and determined under Delaware law and adjudicated in Illinois courts.

9.	Provisions of the Plan.

This option is subject to the provisions of the Plan (including the provisions relating to amendments to the Plan), a copy of which is furnished to the Participant with this option.

I hereby acknowledge that I have reviewed this Agreement and agree to comply with the terms and conditions set forth herein.

PARTICIPANT:

Peter P. Csapo

Date:

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EXHIBIT C

RESTRICTED STOCK AWARD AGREEMENT

Accretive Health, Inc.

Restricted Stock Award Agreement

GENERAL TERMS AND CONDITIONS

This Restricted Stock Award is granted to the Participant on a stand-alone basis, outside the Accretive Health, Inc. 2010 Stock Incentive Plan (the “Plan”), as a material inducement for the Participant to accept the position of Chief Financial Officer of the Company and enter into the Offer Letter Agreement with the Company dated August     , 2014 (the “Offer Letter Agreement”). Notwithstanding the foregoing, it is intended that all of the terms and conditions of the Plan that would otherwise have been applicable to this Restricted Stock Award had this Restricted Stock Award been granted under the Plan (except as otherwise expressly provided herein) be applicable to this Restricted Stock Award, and accordingly, references to the Plan are made herein for such purpose and those terms are incorporated herein by reference. The Plan is attached as Exhibit 10.23 to Amendment No. 4 to the Company’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on April 26, 2010.

For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1.	Issuance of Restricted Shares.

(a) In consideration of services rendered and to be rendered to the Company by the Participant, the Company has granted to the Participant on August     , 2014 (the “Grant Date”), subject to the terms and conditions set forth in this Restricted Stock Award Agreement (this “Agreement”) and the Plan, an award of 200,000 restricted shares of common stock, $0.01 par value per share, of the Company (the “Restricted Stock”).

(b) The Restricted Stock will initially be issued by the Company in book entry form only, in the name of the Participant. Following the vesting of any Restricted Stock pursuant to Section 2 below, the Company shall, if requested by the Participant, issue and deliver to the Participant a certificate representing the vested shares of Restricted Stock. The Participant agrees that the Restricted Stock shall be subject to the forfeiture provisions set forth in Section 3 of this Agreement and the restrictions on transfer set forth in Section 4 of this Agreement.

2.	Vesting.

(a) General. Except as provided in Sections 2(b) and 2(c) hereof, so long as the Participant is employed by the Company, this award shall become vested in four (4) equal annual installments on each of the first, second, third and fourth anniversaries of the Grant Date, and thus shall become fully vested as to all such shares of Restricted Stock no later than the fourth anniversary of the Grant Date, subject to the Participant’s continued employment with the Company on each applicable vesting date. Any fractional shares resulting from the application of the vesting provisions contained in this Section 2 shall be rounded down to the nearest whole number of shares.

(b) Notwithstanding the provisions of Section 2(a) hereof, in the event of the Participant’s termination of employment by the Company without “Cause” or by the Participant for “Good Reason” (each, as defined in the Offer Letter Agreement), a pro rata portion of the unvested portion of the Restricted Stock outstanding at the time of such termination that would have become vested and exercisable on the anniversary of the Grant Date immediately following the date of such termination had such termination not occurred shall become vested as of the date of such termination determined by multiplying the number of shares of Restricted Stock that would have become vested on the anniversary of the Grant Date immediately following the date of such termination had such termination not occurred, by a fraction, the numerator of which is the number of days in which the Participant was employed by the Company for the period beginning on the anniversary of the Grant Date immediately preceding the date of such termination (or the Grant Date, if such termination occurs prior to the first anniversary of the Grant Date) and ending on the date of such termination, and the denominator of which is 365.

(c) Change in Control. Notwithstanding the provisions of Sections 2(a) and 2(b) hereof, in the event of the Participant’s termination of employment by the Company without Cause or by the Participant for Good Reason, in either case, upon or within ninety (90) days immediately preceding or within one year following the occurrence of a “Change in Control” (as defined below), any unvested portion of the Restricted Stock outstanding at the time of such termination shall become vested as of the date of such termination (or, if later, immediately preceding such Change in Control), subject to the otherwise applicable provisions hereof.

For purposes hereof, the term “Change in Control” means: (i) any “person”, as such term is used as of the Grant Date in Section 13(d) of the Securities Exchange Act of 1934, as amended, or group of persons, becomes (directly or indirectly) a “beneficial owner”, as such term is used as of the Grant Date in Rule 13d-3 promulgated under that Securities Exchange Act of 1934, as amended, of a percentage of the outstanding voting securities of the Company (measured either by number of outstanding voting securities or by voting power) equal to at least fifty percent (50%) of the outstanding voting securities of the Company; (ii) a majority of the members of the Board of Directors of the Company consists of individuals other than “Incumbent Directors,” which term means the members of such Board of Directors on the Grant Date; provided that any individual becoming a director subsequent to such date whose election or nomination for election was supported (other than in connection with any actual or threatened proxy contest) by two-thirds of the directors who then comprised the Incumbent Directors will be considered to be an Incumbent Director; or (iii) (A) the Company combines with another entity and is the surviving entity, or (B) all or substantially all of the assets or business of the Company is disposed of pursuant to a sale, merger, consolidation, liquidation, dissolution or other transaction or series of transactions (collectively, a “Triggering Event”), unless the holders of the Company’s outstanding voting securities immediately prior to such Triggering Event own, directly or indirectly, by reason of their ownership of the Company’s outstanding voting securities immediately prior to such Triggering Event, more than fifty percent (50%) of the outstanding voting securities (measured both by number of outstanding voting securities and by voting power) of (x) in the case of a combination in which the Company is the surviving entity, the surviving entity, and (y) in any other case, the entity (if any) that succeeds to substantially all of the Company’s business and assets.

3.	Forfeiture of Unvested Restricted Stock Upon Cessation of Service.

Except as otherwise expressly provided in Section 2 hereof, in the event that the Participant ceases to perform services to the Company for any reason or no reason, with or without cause, all of the shares of Restricted Stock that are unvested as of the time of such cessation shall be forfeited immediately and automatically to the Company, without the payment of any consideration to the Participant, effective as of such cessation, and the Participant shall have no further rights with respect to any shares of Restricted Stock that are so forfeited. If the Participant provides services to a subsidiary of the Company, any references in this Agreement to provision of services to the Company shall instead be deemed to refer to service with such subsidiary.

4.	Restrictions on Transfer.

The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any shares of Restricted Stock, or any interest therein, until such shares of Restricted Stock have vested, except that the Participant may transfer such shares of Restricted Stock: (a) to or for the benefit of any spouse, children, parents, uncles, aunts, siblings, grandchildren and any other relatives approved by the Compensation Committee (collectively, “Approved Relatives”) or to a trust established solely for the benefit of the Participant and/or Approved Relatives, provided that such Restricted Stock shall remain subject to this Agreement (including, without limitation, the forfeiture provisions set forth in Section 3 hereof and the restrictions on transfer set forth in this Section 4) and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement; or (b) as part of the sale of all or substantially all of the shares of capital stock of the Company (including pursuant to a merger or consolidation). The Company shall not be required (i) to transfer on its books any of the shares of Restricted Stock which have been transferred in violation of any of the provisions of this Agreement, or (ii) to treat as owner of such shares of Restricted Stock or to pay dividends to any transferee to whom such shares of Restricted Stock have been transferred in violation of any of the provisions of this Agreement.

5.	Restrictive Legends.

The book entry account reflecting the issuance of the shares of Restricted Stock in the name of the Participant shall bear a legend or other notation upon substantially the following terms:

“These shares of stock are subject to forfeiture provisions and restrictions on transfer set forth in a certain Restricted Stock Award Agreement between the corporation and the registered owner of these shares (or his predecessor in interest), and such Agreement is available for inspection without charge at the office of the Secretary of the corporation.”

6.	Rights as a Shareholder.

Except as otherwise provided in this Agreement, for so long as the Participant is the registered owner of the Restricted Stock, the Participant shall have all rights as a shareholder with respect to the Restricted Stock, whether vested or unvested, including, without limitation, rights to vote the Restricted Stock and act in respect of the Restricted Stock at any meeting of shareholders; provided, however, that the payment of dividends on unvested Restricted Stock shall be deferred until after such shares vest and shall be paid to the Participant within thirty (30) days following the applicable vesting date of such shares of Restricted Stock.

7.	Provisions of the Plan.

This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.

8.	Tax Matters.

(a) Acknowledgments; Section 83(b) Election. The Participant acknowledges that he is responsible for obtaining the advice of the Participant’s own tax advisors with respect to the acquisition of the Restricted Stock and the Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the Restricted Stock. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s tax liability that may arise in connection with the acquisition, vesting and/or disposition of the Restricted Stock. The Participant acknowledges that he has been informed of the availability of making an election under Section 83(b) of the Internal Revenue Code, as amended, with respect to the issuance of the Restricted Stock and that the Participant has decided not to file a Section 83(b) election.

(b) Withholding. The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state, local or other taxes of any kind required by law to be withheld with respect to the vesting of the shares of Restricted Stock. On each date on which shares of Restricted Stock vest, the Company shall deliver written notice to the Participant of the amount of withholding taxes due with respect to the vesting of the shares of Restricted Stock that vest on such date; provided, however, that the total tax withholding cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). The Participant shall satisfy such tax withholding obligations by transferring to the Company, on each date on which shares of Restricted Stock vest under this Agreement, such number of shares of Restricted Stock that vest on such date as have a fair market value (calculated using the last reported sale price of the common stock of the Company on the New York Stock Exchange (or if not then traded on such exchange, on the principal national securities exchange in the United States on which it is then traded) on the trading date immediately prior to such vesting date) equal to the amount of the Company’s tax withholding obligation in connection with the vesting of such Restricted Stock (such withholding method a “Surrender”) unless, prior to any vesting date, the Compensation Committee determines that a Surrender shall not be available to the Participant, in which case, the Participant shall be required to satisfy his tax obligations hereunder in a manner permitted by the Plan upon the vesting date.

9.	Restrictive Covenants.

(a) General. This award represents a substantial economic benefit to the Participant. The Participant, by virtue of such Participant’s role with the Company, has access to, and is involved in the formulation of, certain confidential and secret information of the Company regarding its operations and each Participant could materially harm the business of the Company by competing with the Company or soliciting employees or customers of the Company.

(b) Non-Solicitation. During the time in which Participant performs services for the Company and for a period of twelve (12) months after the Participant ceases to perform services for the Company, regardless of the reason, Participant shall not, directly or indirectly, either alone or in conjunction with any person, firm, association, company or corporation:

(i) Hire, recruit, solicit or otherwise attempt to engage or retain in any business relationship any person who is or was an employee of the Company within the twelve (12)-month period immediately preceding the cessation of Participant’s service with the Company; or

(ii) Solicit the sale of any products or services that are similar to or competitive with products or services offered by, manufactured by, designed by, or distributed by the Company, to any person, company or entity which was or is a customer or potential customer of the Company for such products or services.

(c) Non-Disclosure.

(i) Participant will not, without the Company’s prior written permission, for any purpose other than for a legitimate business purpose solely on behalf of the Company, directly or indirectly utilize or disclose to anyone outside of the Company, either during or after Participant’s relationship with the Company ends, the Company’s Confidential Information, as long as such matters remain Confidential Information.

(ii) This Agreement shall not prevent Participant from revealing evidence of criminal wrongdoing to law enforcement or prohibit Participant from divulging the Company’s Confidential Information by order of a court or agency of competent jurisdiction. However, Participant shall promptly inform the Company of any such situations and shall take such reasonable steps to prevent disclosure of the Company’s Confidential Information until the Company has been informed of such requested disclosure and the Company has had an opportunity to respond to the court or agency.

(d) Return of Company Property. Participant agrees that, in the event that Participant’s service to the Company is terminated for any reason, Participant shall immediately return all of the Company’s property, including, without limitation, (i) tools, pagers, computers, printers, key cards, documents or other tangible property of the Company, and (ii) the Company’s Confidential Information in any media, including paper or electronic form, and Participant shall not retain in Participant’s possession any copies of such information.

(e) Ownership of Software and Inventions. All discoveries, designs, improvements, ideas, inventions, software, whether patentable or copyrightable or not, shall be works-made-for-hire and the Company shall be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, with the rights to use the same in perpetuity in any manner the Company determines in its sole discretion without any further payment after the term of this Agreement to Participant whatsoever. If, for any reason, any of such results and proceeds which relate to the business shall not legally be a work-for-hire and/or there are any rights which do not accrue to the Company under the preceding sentence, then Participant hereby irrevocably assigns and agrees to quitclaim any and all of Participant’s right, title and interest thereto including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed to the Company, and the Company shall have the right to use the same in perpetuity throughout the universe in any manner the Company determines without any further payment to Participant whatsoever. Participant shall, from time to time, as may be reasonably requested by the Company, at the Company’s expense, do any and all things which the Company may deem useful or desirable to establish or document the Company’s exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent Participant has any rights in the results and proceeds of Participant’s services that cannot be assigned in the manner described above, Participant unconditionally and irrevocably waives the enforcement of such rights. Notwithstanding anything to the contrary set forth herein, works developed by the Participant (i) which are developed independently from the work developed for the Company regardless of whether such work was developed before or after the Participant performed services for the Company; or (ii) applications independently developed which are unrelated to the business and which Participant develops during non-business hours using non-business property shall not be deemed work for hire and shall not be the exclusive property of the Company.

(f) Non-Competition.

(i) During the time in which Participant performs services for the Company and for a period of twelve (12) months after the cessation of Participant’s service to the Company, regardless of the reason, Participant shall not, directly or indirectly, either alone or in conjunction with any person, firm, association, company or corporation, within the Restricted Area, own, manage, operate, or participate in the ownership, management, operation, or control of, or be employed by or provide services to, a “Competing Business”. For the purposes of this Agreement, the term “Competing Business” shall mean any entity or business: (1) engaged in the business of offering finance-related services to health care systems and hospitals, including, but not limited to, the collection of medical debt, hospital billings and revenue management; or (2) engaged in any other business or activity in which the Company is engaged during the term of the Participant’s employment.

(ii) Notwithstanding anything to the contrary, nothing in this paragraph (f) prohibits Participant from being a passive owner of not more than one percent (1%) of the outstanding stock of any class of a corporation which is publicly traded, so long as Participant has no active participation in the business of such corporation.

(g) Acknowledgments. The Participant acknowledges and agrees that the restrictions contained in this Agreement with respect to time, geographical area and scope of activity are reasonable and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company and that the Participant has had the opportunity to review the provisions of this Agreement with his legal counsel.

(h) Enforcement. The Participant agrees that the restrictions contained in this Agreement are necessary for the protection of the business, the Confidential Information, customer relationships and goodwill of the Company and are considered by the Participant to be reasonable for that purpose and that the scope of restricted activities, the geographic scope and the duration of the restrictions set forth in this Agreement are considered by the Participant to be reasonable. The Participant further agrees that any breach of any of the restrictive covenants in this Agreement would cause the Company substantial, continuing and irrevocable harm for which money damages would be inadequate and therefore, in the event of any such breach, or any threatened breach in addition to such other remedies as may be available, the Company shall be entitled to seek specific performance and injunctive relief. This Agreement shall not in any way limit the remedies in law or equity otherwise available to the Company or its Affiliates. The Participant further agrees that to the extent any provision or portion of the restrictive covenants of this Agreement shall be held, found or deemed to be unreasonable, unlawful or unenforceable by a court of competent jurisdiction, then any such provision or portion thereof shall be deemed to be modified to the extent necessary in order that any such provision or portion thereof shall be legally enforceable to the fullest extent permitted by applicable law. Without limitation to any other remedies available hereunder or at law, in the event of any breach of any of the restrictive covenants in this Agreement by the Participant, the Participant agrees that any vested shares of Restricted Stock issued by the Company to the Participant pursuant to this Agreement within two (2) years of such breach (or, solely with respect to a breach of Section 9(c) hereof, any shares of Restricted Stock issued by the Company pursuant to this Agreement whatsoever) shall be forfeited for no consideration. In the event that the Participant sold any of the shares issued to the Participant pursuant to this Agreement that are subject to forfeiture pursuant to the preceding sentence, then the Participant shall be required to pay to the Company in cash, within thirty (30) days of a request by the Company for such payment, an amount equal to the proceeds of such sale.

(i) Severability; Modification. It is expressly agreed by Participant that:

(i) Modification. If, at the time of enforcement of this Agreement, a court holds that the duration, geographical area or scope of activity restrictions stated herein are unreasonable under circumstances then existing or impose a greater restraint than is necessary to protect the goodwill and other business interests of the Company, Participant agrees that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law, in all cases giving effect to the intent of the parties that the restrictions contained herein be given effect to the broadest extent possible.

(ii) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law, such invalidity, illegality or unenforceability will not affect any other provision, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

(iii) Mutual Non-Disparagement. Participant understands and agrees that Participant will not disparage the Company, its officers, directors, administrators, representatives, employees, contractors, consultants or customers and will not engage in any communications or other conduct which might interfere with the relationship between the Company and its current, former, or prospective employees, contractors, consultants, customers, suppliers, regulatory entities, and/or any other persons or entities. The Company understands and agrees that it will cause its officers, directors, administrators, representatives, employees, contractors, consultants or customers to not disparage Participant, and to not engage in any communications or other conduct which might interfere with the relationship between Participant and his current, former, or prospective employees, contractors, consultants, customers, suppliers, regulatory entities, and/or any other persons or entities.

(j) Definitions.

(i) Affiliate. “Affiliate” means any entity controlling or controlled by or under common control with the Company or another Affiliate, at the time of execution of the Agreement and any time thereafter, where “control” is defined as the ownership of at least fifty percent (50%) of the equity or beneficial interest of such entity, and any other entity with respect to which the Company has significant management or operational responsibility (even though the Company may own less than fifty percent (50%) of the equity of such entity).

(ii) Confidential Information. “Confidential Information” as used in this Agreement shall include the Company’s trade secrets as defined under Illinois law, as well as any other information or material which is not generally known to the public, and which:

a) is generated, collected by or utilized in the operations of the Company’s business and relates to the actual or anticipated business, research or development of the Company; or

b) is suggested by or results from any task assigned to Participant by the Company or work performed by Participant for or on behalf of the Company.

Confidential Information shall not be considered generally known to the public if Participant or others improperly reveal such information to the public without the Company’s express written consent and/or in violation of an obligation of confidentiality to the Company. Examples of Confidential Information include, but are not limited to, all customer, client, supplier and vendor lists, budget information, contents of any database, contracts, product designs, technical know-how, engineering data, pricing and cost information, research and development work, software, business plans, proprietary data, projections, market research, perceptual studies, strategic plans, marketing information, financial information (including financial statements), sales information, training manuals, employee lists and compensation of employees, and all other competitively sensitive information with respect to the Company, whether or not it is in tangible form, and including, without limitation, any of the foregoing contained or described on paper or in computer software or other storage devices, as the same may exist from time to time.

(iii) Restricted Area. For purposes of this Agreement, the term “Restricted Area” shall mean the United States of America.

10.	Miscellaneous.

(a) Authority of Compensation Committee. In making any decisions or taking any actions with respect to the matters covered by this Agreement, the Compensation Committee shall have all of the authority and discretion, and shall be subject to all of the protections, provided for in the Plan. All decisions and actions by the Compensation Committee with respect to this Agreement shall be made in the Compensation Committee’s discretion and shall be final and binding on the Participant.

(b) No Right to Continued Service. The Participant acknowledges and agrees that, notwithstanding the fact that the vesting of the Restricted Stock is contingent upon his continued service to the Company, this Agreement does not constitute an express or implied promise of continued service relationship with the Participant or confer upon the Participant any rights with respect to a continued service relationship with the Company.

(c) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws provisions.

(d) Exclusive Jurisdiction/Venue. All disputes that arise from or relate to this Agreement shall be decided exclusively by binding arbitration in Cook County, Illinois under the Commercial Arbitration Rules of the American Arbitration Association. The Company shall pay all administrative fees, and the fees and expenses of the arbitrator. The parties agree that the arbitrator’s award shall be final, and may be filed with and enforced as a final judgment by any court of competent jurisdiction. Notwithstanding the foregoing, any disputes related to the enforcement of the restrictive covenants contained in Section 9 of this Agreement shall be subject to and determined under Delaware law and adjudicated in Illinois courts.

(e) Participant Representations. The Participant hereby acknowledges, represents and warrants the following: (a) the Participant is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, and is an experienced and sophisticated investor and has such knowledge and experience in financial and business matters as are necessary to evaluate the merits and risks of an investment in the Company, (b) the Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act of 1933, as amended, and may be subject to the limitations of Rule 144, (c) the Participant has no intention of offering or selling any of the shares of Restricted Stock issued hereunder in a transaction that would violate the Securities Act of 1933, as amended, or the securities laws of any state of the United States of America or any other applicable jurisdiction, (d) the Participant has been furnished with, and has had access to, such information as the Participant considers necessary or appropriate for deciding whether to accept the grant of the shares of Restricted Stock hereunder, and the Participant has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the issuance of such shares of Restricted Stock, and (e) the Participant is able, without impairing the Participant’s financial condition, to hold the shares of Restricted Stock to be issued hereunder for an indefinite period and to suffer a complete loss of the Participant’s investment in such shares of Restricted Stock.

I hereby acknowledge that I have read this Agreement, have received and read the Plan, and understand and agree to comply with the terms and conditions of this Agreement and the Plan.

PARTICIPANT:

Peter P. Csapo

Date:

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EXHIBIT D

GENERAL RELEASE

GENERAL RELEASE

I, Peter P. Csapo, in consideration of and subject to the performance by Accretive Health, Inc. (together with its subsidiaries, the “Company”), of its obligations under the Offer Letter Agreement dated as of August     , 2014 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates, subsidiaries and direct or indirect parent entities and all present, former and future directors, officers, agents, representatives, employees, successors and assigns of the Company and/or its respective affiliates, subsidiaries and direct or indirect parent entities (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1. I understand that any payments or benefits paid or granted to me under Section 9 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 9 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2. Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counterclaims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, by reason of any matter, cause, or thing whatsoever, from the beginning of my initial dealings with the Company to the date of this General Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship with the Company, the terms and conditions of that employment relationship, and the termination of that employment relationship (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right to the Accrued Benefits or any severance benefits to which I am entitled under the Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents, as provided under Section 14 and Exhibit F of the Agreement, or otherwise, or (iii) my rights as an equity or security holder in the Company or its affiliates.

6. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

7. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8. I agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

9. I agree that, except to the extent that disclosure is otherwise required by applicable law, rule or regulation, this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel that I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

11. I hereby acknowledge that Sections 9 through 15 of the Agreement shall survive my execution of this General Release.

12. I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING, BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990, AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.	I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

6.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:		DATED:
Peter P. Csapo

EXHIBIT E

PROPRIETARY INTERESTS PROTECTION AGREEMENT

Accretive Health, Inc.

Proprietary Interests Protection Agreement

This Proprietary Interests Protection Agreement (this “Agreement”) is made and entered into by and between Accretive Health, Inc. (the “Company”) and the undersigned employee (“Employee”).

In addition to other good and valuable consideration, Employee is expressly being given employment or continued employment with the Company including certain monies, benefits, training and/or trade secrets and other confidential information of the Company and its customers, suppliers, vendors or affiliates to which Employee would not have access but for Employee’s relationship with the Company in exchange for Employee agreeing to the terms of this Agreement. In consideration of the foregoing, Employee agrees as follows:

1. Definitions.

(a)	The Company. For purposes of this Agreement, the “Company” shall mean Accretive Health, Inc. and its affiliates, partners, joint ventures, predecessors and subsidiary entities, as well as its successors and assigns.

(b)	The Company’s Business. For purposes of this Agreement, the “Company’s Business” shall mean the development, marketing, sale and implementation of, among other things, revenue cycle management services and solutions, physician advisory services, and quality and cost products and services.

(c)	Confidential Information. For purposes of this Agreement, “Confidential Information” as used in this Agreement shall include the Company’s trade secrets as defined under Illinois law, as well as any other information or material which is not generally known to the public, and which:

(i)	is generated, collected by or utilized in the operations of the Company’s business and relates to the actual or anticipated business, research or development of the Company; or

(ii)	is suggested by or results from any task assigned to Employee by the Company or work performed by Employee for or on behalf of the Company.

Confidential Information shall not be considered generally known to the public if Employee or others improperly reveal such information to the public without the Company’s express written consent and/or in violation of an obligation of confidentiality to the Company. Examples of Confidential Information include, but are not limited to, all customer, client, supplier and vendor lists, budget information, contents of any database, contracts, product designs, technical know-how, engineering data, pricing and cost information, performance standards, productivity standards, research and development work, software, business plans, proprietary data, projections, market research,

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perceptual studies, strategic plans, marketing information, financial information (including financial statements), sales information, training manuals, employee lists and compensation of employees, and all other competitively sensitive information with respect to the Company, whether or not it is in tangible form, and including without limitation any of the foregoing contained or described on paper or in computer software or other storage devices, as the same may exist from time to time.

(d)	Restricted Area. For purposes of this Agreement, “Restricted Area” shall mean the United States of America.

(e)	Inventions. For purposes of this Agreement, “Inventions” shall mean all software programs, source or object code, improvements, formulas, developments, ideas, processes, techniques, know-how, data, and discoveries, whether patentable or unpatentable, conceived or reduced to practice by Employee while in the Company’s employ, either solely or jointly with others, and whether or not during regular working hours, and conceived or reduced to practice by Employee within one year of the termination of Employee’s employment with the Company that resulted from Employee’s prior work with the Company.

(f)	Company Inventions. For purposes of this Agreement, “Company Inventions” shall mean any Invention that either:

(i)	relates, at least in part, at the time of conception or reduction to practice of the Invention, to:

(A)	the Company’s Business, projects or products, or to the manufacture or utilization thereof; or

(B)	the Company’s actual or demonstrably anticipated research or development; or

(ii)	results, at least in part, from any work performed directly or indirectly by Employee for the Company; or

(iii)	results, at least in part, from the use of the Company’s time, materials, facilities or trade secret information.

2. Non-Solicitation. During the time in which Employee performs services for the Company and for a period of twelve (12) months after the Employee ceases to perform services for the Company, regardless of the reason, Employee shall not, directly or indirectly, either alone or in conjunction with any person, firm, association, company or corporation:

(a)	Hire, recruit, solicit or otherwise attempt to engage or enter into any business relationship with any person who is or was an employee of the Company within the twelve (12) month period immediately preceding the cessation of Employee’s service with the Company; or

(b)	Solicit the sale of any products or services that are similar to or competitive with products or services offered by, manufactured by, designed by, or distributed by the Company, to any person, company or entity which was a customer or potential customer of the Company for such products or services.

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3. Non-Disclosure.

(a)	Employee will not, without the Company’s prior written permission, other than for a legitimate business purpose on behalf of the Company, directly or indirectly utilize for any purpose, or directly or indirectly disclose to anyone outside of the Company, either during or after Employee’s employment or relationship with the Company ends, the Company’s Confidential Information, as long as such matters remain Confidential Information.

(b)	This Agreement shall not prevent Employee from revealing evidence of criminal wrongdoing to law enforcement or prohibit Employee from divulging the Company’s Confidential Information by order of a court or agency of competent jurisdiction. However, Employee shall promptly inform the Company of any such situations and shall take such reasonable steps to prevent disclosure of the Company’s Confidential Information until the Company has been informed of such requested disclosure and the Company has had an opportunity to respond to the court or agency.

4. Return of Company Property. Employee agrees that, in the event that Employee’s service to the Company is terminated for any reason, Employee shall immediately return all of the Company’s property, including without limitation, (i) tools, pagers, computers, printers, key cards, documents or other tangible property of the Company, and (ii) the Company’s Confidential Information in any media, including paper or electronic form, and Employee shall not retain in Employee’s possession any copies of such information.

5. Ownership of Inventions.

(a)	Employee shall disclose all Inventions promptly and fully to the Company.

(b)	Except as excluded in Section 5(e) below, Employee hereby agrees to and hereby grants and assigns to the Company all of Employee’s right, title and interest in and to all Company Inventions and agrees that all such Company Inventions shall be the Company’s sole and exclusive property to the maximum extent permitted by law.

(c)

Employee shall at the request of the Company (but without additional compensation from the Company): (i) execute any and all papers and perform all lawful acts that the Company deems necessary for the preparation, filing, prosecution, and maintenance of applications for United States patents or copyrights and foreign patents or copyrights on any Company Inventions, (ii) execute such instruments as are necessary to assign to the Company or to the Company’s nominee, all of Employee’s right, title and interest in any Company Inventions so as to establish or perfect in the Company or in the Company’s

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nominee, the entire right, title and interest in such Company Inventions, and (iii) execute any instruments necessary or that the Company may deem desirable in connection with any continuation, renewal or reissue of any patents in any Company Inventions, renewal of any copyright registrations for any Company Inventions, or in the conduct of any proceedings or litigation relating to any Company Inventions. All expenses incurred by the Employee by reason of the performance of any of the obligations set forth in this Section 5(c) shall be borne by the Company.

(d)	Concurrent with Employee’s execution of this Agreement, Employee attaches a list and brief description of all unpatented inventions and discoveries, if any, made or conceived by Employee prior to Employee’s employment with the Company and that are to be excluded from this Agreement. If no such list is attached at the time of execution of this Agreement, it shall be conclusively presumed that Employee has waived any right he may have to any such invention or discovery which relates to the Company’s business.

(e)	Provisions (a) through (d) of this Section 5 regarding assignment of right, title and interest do not apply to Inventions for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Employee’s own time, unless (i) the Inventions relate either to the business of the Company, or to the Company’s actual or demonstrably anticipated research or development, or (ii) the Inventions result from any work directly or indirectly performed by the Employee for the Company.

6. Non-Competition.

(a)	During the time in which Employee performs services for the Company and for a period of twelve (12) months after the termination of Employee’s employment with the Company, regardless of the reason, Employee shall not, directly or indirectly, either alone or in conjunction with any person, firm, association, company or corporation, within the Restricted Area, own, manage, operate, or participate in the ownership, management, operation, or control of, or be employed by or provide services to, a “Competing Business”. For the purposes of this Agreement, the term “Competing Business” shall mean any entity or business: (1) engaged in the business of offering finance-related services to health care systems and hospitals, including, but not limited to, the collection of medical debt, hospital billings and revenue management; or (2) engaged in any other business or activity in which the Company is engaged during the term of the Participant’s employment.

(b)	Notwithstanding anything to the contrary, nothing in this Section 6 prohibits Employee from being a passive owner of not more than one percent (1%) of the outstanding stock of any class of a corporation which is publicly traded, so long as Employee has no active participation in the business of such corporation.

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7. Employee acknowledges and agrees that the restrictions contained in this Agreement with respect to time, geographical area and scope of activity are reasonable and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company and that the Employee has had the opportunity to review the provisions of this Agreement with his legal counsel.

8. By accepting or continuing employment with the Company, Employee understands and agrees that: (a) Employee will not bring any confidential information of any former employer, nor any proprietary work product created as part of Employee’s duties with Employee’s former employer; and (b) Employee will not use or disclose any former employer’s confidential information or proprietary work product in the performance of Employee’s duties with the Company. Further, Employee represents that Employee is not subject to any contract that would prohibit Employee from performing Employee’s duties for the Company, and Employee agrees not to engage in any conduct during Employee’s employment with the Company that would violate Employee’s obligations under any agreement or arrangement with any former employer of Employee.

9. Remedies. Employee acknowledges that the compliance with the terms of this Agreement is necessary to protect the Confidential Information, customer relationships and goodwill of the Company and that any breach by Employee of this Agreement will cause continuing and irreparable injury to the Company for which money damages would not be an adequate remedy. Employee acknowledges that affiliates are and are intended to be third party beneficiaries of this Agreement. Employee acknowledges that the Company and any affiliate shall, in addition to any other rights or remedies they may have, be entitled to injunctive relief for any breach by Employee of any part of this Agreement. This Agreement shall not in any way limit the remedies in law or equity otherwise available to the Company and its affiliates.

10. Severability; Modification. It is expressly agreed by Employee that:

(a)	Modification. If, at the time of enforcement of this Agreement, a court holds that the duration, geographical area or scope of activity restrictions stated herein are unreasonable under circumstances then existing or impose a greater restraint than is necessary to protect the goodwill and other business interests of the Company, Employee agrees that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law, in all cases giving effect to the intent of the parties that the restrictions contained herein be given effect to the broadest extent possible.

(b)	Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law, such invalidity, illegality or unenforceability will not affect any other provision, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

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11. Mutual Non-Disparagement. Employee understands and agrees that Employee will not disparage the Company, its officers, directors, administrators, representatives, employees, contractors, consultants or customers and will not engage in any communications or other conduct which might interfere with the relationship between the Company and its current, former, or prospective employees, contractors, consultants, customers, suppliers, regulatory entities, and/or any other persons or entities. The Company understands and agrees that it will cause its officers, directors, administrators, representatives, employees, contractors or consultants to not disparage Employee, and to not engage in any communications or other conduct which might interfere with the relationship between Employee and his current, former, or prospective employers or employees, contractors, consultants, customers, suppliers, regulatory entities, and/or any other persons or entities.

12. Applicable Law. This Agreement shall be construed, interpreted, and enforced, and its validity and enforceability determined, strictly in accordance with the laws of the State of Delaware without applying its conflicts of laws principles.

13. Exclusive Jurisdiction/Venue. The parties agree that all litigation arising out of or relating to Sections 2 (Non-Solicitation), 3 (Confidential Information), and 6 (Non-Competition) of this Agreement must be brought in Cook County, Illinois or the federal court of competent jurisdiction sitting in Cook County, Illinois, and each party shall submit to and accept the exclusive jurisdiction of such court for the purpose of such suit, legal action or proceeding.

All other disputes, controversies or questions arising under, out of, or relating to this Agreement or the breach thereof, other than those disputes relating to alleged violations of Sections 2 (Non-Solicitation), 3 (Confidential Information), and 6 (Non-Competition) of this Agreement, shall be conclusively settled by arbitration to be held in Chicago, Illinois, in accordance with the American Arbitration Association’s Commercial Arbitration Rules and Mediation Procedures (the “Rules”). Arbitration shall be the parties’ exclusive remedy for any such controversies, claims or breaches. The parties also consent to personal jurisdiction in Chicago, Illinois with respect to such arbitration. The award resulting from such arbitration shall be final and binding upon both parties.

The arbitrator shall be selected by agreement between the parties, but if they do not agree on the selection of an arbitrator within thirty (30) days after the date of the request for arbitration, the arbitrator shall be selected pursuant to the Rules. With respect to any claim brought to arbitration hereunder, both the Company and Employee shall be entitled to recover whatever damages would otherwise be available in any legal proceeding based upon the federal and/or state law applicable to the claim. The decision of the arbitrator may be entered and enforced in any court of competent jurisdiction by either the Company or Employee. Each party shall pay the fees of their respective attorneys (except as otherwise awarded by the arbitrator), the expenses of their witnesses and any other expenses connected with representing their cases. The Company shall pay all administrative fees, and the fees and expenses of the arbitrator.

14. Assignability. The rights herein may be assigned by the Company and shall bind and inure to the benefit of the Company’s successors, assigns, heirs and representatives. If the Company makes any assignment of the rights herein, Employee agrees that this Agreement shall remain binding upon Employee in any event.

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15. Acceptance. The parties agree that this Agreement is accepted electronically.

I hereby acknowledge that I have reviewed the Agreement and agree to comply with the terms and conditions set forth herein.

EMPLOYEE:

Peter P. Csapo

Date:

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EXHIBIT F

INDEMNIFICATION AGREEMENT

INDEMNIFICATION AGREEMENT

This Agreement is made as of the      day of August, 2014, by and between Accretive Health, Inc., a Delaware corporation (the “Corporation), and Peter P. Csapo (the “Indemnitee”), a director or officer of the Corporation.

WHEREAS, it is essential to the Corporation to retain and attract as directors and officers the most capable persons available, and

WHEREAS, the increase in corporate litigation subjects directors and officers to expensive litigation risks, and

WHEREAS, it is now and has always been the express policy of the Corporation to indemnify its directors and officers, and

WHEREAS, the Corporation desires the Indemnitee to serve, or continue to serve, as a director or officer of the Corporation.

NOW, THEREFORE, the Corporation and the Indemnitee do hereby agree as follows:

1. Agreement to Serve. The Indemnitee agrees to serve or continue to serve as a director or officer of the Corporation for so long as the Indemnitee is duly elected or appointed or until such time as the Indemnitee tenders a resignation in writing.

2. Definitions. As used in this Agreement:

(a) The term “Proceeding” shall include any threatened, pending or completed action, suit, arbitration, alternative dispute resolution proceeding, administrative hearing or other proceeding, whether brought by or in the right of the Corporation or otherwise and whether of a civil, criminal, administrative or investigative nature, and any appeal therefrom.

(b) The term “Corporate Status” shall mean the status of a person who is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, fiduciary, partner, trustee, member, employee or agent of, or in a similar capacity with, another corporation, partnership, joint venture, trust, limited liability company or other enterprise.

(c) The term “Expenses” shall include, without limitation, attorneys’ fees, retainers, court costs, transcript costs, fees and expenses of experts, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and other disbursements or expenses of the types customarily incurred in connection with investigations, judicial or administrative proceedings or appeals, but shall not include the amount of judgments, fines or penalties against Indemnitee or amounts paid in settlement in connection with such matters.

(d) References to “other enterprise” shall include employee benefit plans; references to “fines” shall include any excise tax assessed with respect to any employee benefit plan; references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Agreement.

3. Indemnity of Indemnitee. Subject to Sections 6, 8 and 10, the Corporation shall indemnify the Indemnitee in connection with any Proceeding as to which the Indemnitee is, was or is threatened to be made a party (or is otherwise involved) by reason of the Indemnitee’s Corporate Status, to the fullest extent permitted by law (as such may be amended from time to time). In furtherance of the foregoing and without limiting the generality thereof:

(a) Indemnification in Third-Party Proceedings. The Corporation shall indemnify the Indemnitee in accordance with the provisions of this Section 3(a) if the Indemnitee was or is a party to or threatened to be made a party to or otherwise involved in any Proceeding (other than a Proceeding by or in the right of the Corporation to procure a judgment in its favor or a Proceeding referred to in Section 6 below) by reason of the Indemnitee’s Corporate Status or by reason of any action alleged to have been taken or omitted in connection therewith, against all Expenses, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by or on behalf of the Indemnitee in connection with such Proceeding, if the Indemnitee acted in good faith and in a manner which the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation (which may be negligent acts) and, with respect to any criminal Proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

(b) Indemnification in Proceedings by or in the Right of the Corporation. The Corporation shall indemnify the Indemnitee in accordance with the provisions of this Section 3(b) if the Indemnitee was or is a party to or threatened to be made a party to or otherwise involved in any Proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the Indemnitee’s Corporate Status or by reason of any action alleged to have been taken or omitted in connection therewith, against all Expenses and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of the Indemnitee in connection with such Proceeding, if the Indemnitee acted in good faith and in a manner which the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that, if applicable law so provides, no indemnification shall be made under this Section 3(b) in respect of any claim, issue, or matter as to which the Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such Expenses as the Court of Chancery or such other court shall deem proper.

4. Indemnification of Expenses of Successful Party. Notwithstanding any other provision of this Agreement, to the extent that the Indemnitee has been successful, on the merits or otherwise, in defense of any Proceeding or in defense of any claim, issue or matter therein

(other than a Proceeding referred to in Section 6), the Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by or on behalf of the Indemnitee in connection therewith. Without limiting the foregoing, if any Proceeding or any claim, issue or matter therein is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by the Indemnitee, (iv) an adjudication that the Indemnitee did not act in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his or her conduct was unlawful, the Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

5. Indemnification for Expenses of a Witness. To the extent that the Indemnitee is, by reason of the Indemnitee’s Corporate Status, a witness in any Proceeding to which the Indemnitee is not a party, the Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by or on behalf of the Indemnitee in connection therewith.

6. Exceptions to Right of Indemnification. Notwithstanding anything to the contrary in this Agreement, except as set forth in Section 11, the Corporation shall not indemnify the Indemnitee in connection with a Proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Agreement, the Corporation shall not indemnify the Indemnitee to the extent the Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to the Indemnitee and the Indemnitee is subsequently reimbursed from the proceeds of insurance, the Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.

7. Contribution in the Event of Joint Liability. If the indemnification provided for in this Agreement for any reason other than the statutory limitations of applicable law or as provided for in this Agreement, is held by a court of competent jurisdiction to be unavailable to an Indemnitee in respect of any losses, claims, damages, expenses or liabilities in which the Corporation is jointly liable with such Indemnitee, as the case may be (or would be jointly liable if joined), then the Corporation, in lieu of indemnifying the Indemnitee thereunder, shall contribute to the amount actually and reasonably incurred and paid or payable by the Indemnitee as a result of such losses, claims, damages, expenses or liabilities in such proportion as is appropriate to reflect (a) the relative benefits received by the Corporation and the Indemnitee, and (b) the relative fault of the Corporation and such Indemnitee in connection with the action or inaction that resulted in such losses, claims, damages, expenses or liabilities, as well as any other relevant equitable considerations. The relative fault of the Corporation and the Indemnitee shall be determined by reference to, among other things, (i) whether an untrue or alleged untrue statement of a material fact or an omission or alleged omission to state a material fact relates to information supplied by the Corporation or the Indemnitee, (ii) the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting in such losses, claims, damages, expenses or liabilities, (iii) the degree to which the parties’ actions were motivated by intent to gain personal profit or advantage, (iv) the degree to which the parties’ liability is primary or secondary, and (v) the degree to which the parties’

conduct is active or passive. The Corporation and the Indemnitee agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this paragraph. No person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933, as amended) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation.

8. Notification and Defense of Claim. As a condition precedent to the Indemnitee’s right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any Proceeding for which indemnity will or could be sought; provided that failure or delay to provide such notice shall not limit the Indemnitee’s right to indemnification hereunder except to the extent the Corporation is prejudiced by such failure or delay. With respect to any Proceeding of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such Proceeding, other than as provided below in this Section 8. The Indemnitee shall have the right to employ his or her own counsel in connection with such Proceeding, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such Proceeding or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such Proceeding, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Agreement, and provided that Indemnitee’s counsel shall cooperate reasonably with the Corporation’s counsel to minimize the cost of defending claims against the Corporation and the Indemnitee. The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify the Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding effected without its written consent. The Corporation shall not settle any Proceeding in any manner that would impose any penalty or limitation on the Indemnitee without the Indemnitee’s written consent. Neither the Corporation nor the Indemnitee will unreasonably withhold or delay their consent to any proposed settlement.

9. Advancement of Expenses. Subject to the provisions of Section 10, in the event that the Corporation does not assume the defense pursuant to Section 8 of any Proceeding of which the Corporation receives notice under this Agreement, any Expenses actually and reasonably incurred by or on behalf of the Indemnitee in defending such Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding; provided, however, that the payment of such Expenses incurred by or on behalf of the Indemnitee in advance of the final disposition of such Proceeding shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Agreement. Such undertaking shall be accepted without reference to the financial ability of the Indemnitee to make repayment. Any advances and undertakings to repay pursuant to this Section 9 shall be unsecured and interest-free.

10. Procedures.

(a) In order to obtain indemnification or advancement of Expenses pursuant to this Agreement, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of Expenses. Any such indemnification or advancement of Expenses shall be made promptly, and in any event within 30 days after receipt by the Corporation of the written request of the Indemnitee, unless the Corporation determines within such 30-day period that the Indemnitee did not meet the applicable standard of conduct. Such determination, and any determination that advanced Expenses must be repaid to the Corporation, shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the Proceeding (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by a majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by applicable law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

(b) The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnitee did not act in good faith and in a manner that the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal Proceeding, had reasonable cause to believe that his or her conduct was unlawful.

(c) The Indemnitee shall cooperate with the person, persons or entity making such determination with respect to the Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to the Indemnitee and reasonably necessary to such determination. Any Expenses actually and reasonably incurred by the Indemnitee in so cooperating shall be borne by the Corporation (irrespective of the determination as to the Indemnitee’s entitlement to indemnification) and the Corporation hereby indemnifies the Indemnitee therefrom.

11. Remedies. The right to indemnification or advancement of Expenses as provided by this Agreement shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the applicable period referred to in Section 10. Unless otherwise required by law, the burden of proving that indemnification or advancement of Expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee’s Expenses actually and reasonably incurred in connection with successfully establishing the Indemnitee’s right to indemnification, in whole or in part, in any such Proceeding shall also be indemnified by the Corporation.

12. Partial Indemnification. If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Corporation for some or a portion of the Expenses, judgments, fines, penalties or amounts paid in settlement actually and reasonably incurred by or on behalf of the Indemnitee in connection with any Proceeding but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such Expenses, judgments, fines, penalties or amounts paid in settlement to which the Indemnitee is entitled.

13. Subrogation. In the event of any payment under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Corporation to bring suit to enforce such rights.

14. Term of Agreement. This Agreement shall be applicable to Proceedings commenced or continued after execution of this Agreement, whether arising from acts or omissions occurring before or after such execution, and this Agreement shall continue until and terminate upon the later of (a) the date when Indemnitee is no longer subject to any possible Proceeding subject to indemnification by reason of Indemnitee’s Corporate Status and (b) the final termination of all Proceedings pending on the date of execution of this Agreement in respect of which the Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by the Indemnitee pursuant to Section 11 of this Agreement relating thereto.

15. Indemnification Hereunder Not Exclusive. The indemnification and advancement of Expenses provided by this Agreement shall not be deemed exclusive of any other rights to which the Indemnitee may be entitled under the Certification of Incorporation, the By-Laws, any other agreement, any vote of stockholders or disinterested directors, the General Corporation Law of Delaware, any other law (common or statutory), or otherwise, both as to action in the Indemnitee’s official capacity and as to action in another capacity while holding office for the Corporation. Nothing contained in this Agreement shall be deemed to prohibit the Corporation from purchasing and maintaining insurance, at its expense, to protect itself or the Indemnitee against any expense, liability or loss incurred by it or the Indemnitee in any such capacity, or arising out of the Indemnitee’s status as such, whether or not the Indemnitee would be indemnified against such expense, liability or loss under this Agreement; provided that the Corporation shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that the Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

16. No Special Rights. Nothing herein shall confer upon the Indemnitee any right to continue to serve as an officer or director of the Corporation for any period of time or at any particular rate of compensation.

17. Savings Clause. If this Agreement or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify the Indemnitee as to Expenses, judgments, fines, penalties and amounts paid in settlement with respect to any Proceeding to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated and to the fullest extent permitted by applicable law.

18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute the original.

19. Successors and Assigns. This Agreement shall be binding upon the Corporation and its successors and assigns and shall inure to the benefit of the estate, heirs, executors, administrators and personal representatives of the Indemnitee.

20. Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

21. Modification and Waiver. This Agreement may be amended from time to time to reflect changes in Delaware law or for other reasons. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof nor shall any such waiver constitute a continuing waiver.

22. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand or (ii) if mailed by certified or registered mail with postage prepaid, on the third day after the date on which it is so mailed:

(a)	if to the Indemnitee, to the address on file in the books and records of the Company:

(b)	if to the Corporation, to:

Accretive Health, Inc.

401 North Michigan Avenue

Suite 2700

Chicago, IL 60611

Attention: General Counsel

or to such other address as may have been furnished to the Indemnitee by the Corporation or to the Corporation by the Indemnitee, as the case may be.

23. Applicable Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware. The Indemnitee may elect to have the right to indemnification or reimbursement or advancement of Expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of Expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of Expenses is sought; provided, however, that if no such notice is given, and if the General Corporation Law of Delaware is amended, or other Delaware law is enacted, to permit further indemnification of the directors and officers, then the Indemnitee shall be indemnified to the fullest extent permitted under the General Corporation Law, as so amended, or by such other Delaware law, as so enacted.

24. Enforcement. The Corporation expressly confirms and agrees that it has entered into this Agreement in order to induce the Indemnitee to continue to serve as an officer or director of the Corporation, and acknowledges that the Indemnitee is relying upon this Agreement in continuing in such capacity.

25. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled. For avoidance of doubt, the parties confirm that the foregoing does not apply to or limit the Indemnitee’s rights under Delaware law or the Corporation’s Certificate of Incorporation or By-Laws.

26. Consent to Suit. In the case of any dispute under or in connection with this Agreement, the Indemnitee may only bring suit against the Corporation in the Court of Chancery of the State of Delaware. The Indemnitee hereby consents to the exclusive jurisdiction and venue of the courts of the State of Delaware, and the Indemnitee hereby waives any claim the Indemnitee may have at any time as to forum non conveniens with respect to such venue. The Corporation shall have the right to institute any legal action arising out of or relating to this Agreement in any court of competent jurisdiction. Any judgment entered against either of the parties in any proceeding hereunder may be entered and enforced by any court of competent jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ACCRETIVE HEALTH, INC.

By:

Name:	Emad Rizk, M.D.

Title:	Chief Executive Officer

INDEMNITEE:

Name:	Peter P. Csapo

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